Exhibit 3.6

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

RIGHTS OF SERIES F PREFERRED STOCK OF

STRATUS SERVICES GROUP, INC.

The undersigned, the Executive Vice President and Chief Financial Officer of Stratus Services Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred on the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation and Section 151 of the General Corporation Law of the State of Delaware, on July 29, 2002, the Board of Directors of the Corporation did unanimously approve the adoption of the following resolution providing for the designations, preferences and other rights, and the qualifications, limitations or restrictions thereof, of the Series F Preferred Stock of the Corporation:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby established a series of Preferred Stock to which the following provisions shall be applicable:

The shares of this series shall be designated the “Series F Preferred Stock” (the “Series F Preferred Stock”) and shall consist of Twenty Thousand (20,000) shares, with a par value of $.01 per share and a stated value of $100.00 per share and $2,000,000 in the aggregate.  A statement of the relative powers, dividends, preferences, rights, qualifications, limitations and restrictions of the Series F Preferred Stock is as follows:

1.                                       Dividends.

(a)                                  The holders of the Series F Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of seven percent (7%) per annum, payable monthly on the tenth (10th) day of the each month, commencing on the month following the Closing, in preference and priority to any payment of any dividend on the Common Stock or the Corporation’s Series E Preferred Stock.  Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared.  If at any time dividends on the outstanding Series F Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of Common Stock of the Corporation.

(b)                                 Any dividend may be paid at the option of the Corporation, either (i) in cash or (ii) in shares of Common Stock if the Common Stock issuable in connection with  such dividend has been registered for resale under the Securities Act of 1933, as amended (the “Act”), and the registration statement including a current prospectus with respect thereto remains in effect at the date of delivery of such shares, and if the Corporation shall have given written notice of its intention to pay such dividend in stock to all holders of the Series F Preferred Stock at least 10 days before the record date of such dividend.  If dividends are paid by the Corporation in shares of its Common Stock, then the number of shares of Common Stock issuable on account of such interest shall equal the cash amount of such dividend on such Dividend Payment Date divided by the Conversion Price (as defined below) on such date.

2.                                       Voting.  Holders of Series F Preferred Stock shall be entitled to notice of any shareholders’ meeting.  Except as otherwise required by law, at any annual or special meeting of the Corporation’s shareholders, or in connection with any written consent in lieu of any such meeting, each outstanding share of Series F Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such share of Series F Preferred Stock is then convertible (calculated by rounding any fractional share down to the nearest whole number) on the date for determination of shareholders entitled to vote at the meeting.  Initially, each share of Series F Preferred Stock shall have 1,000 votes.  Except as otherwise required by law, the Series F Preferred Stock and the Common Stock shall vote together as a single class on each matter submitted to the shareholders, and not by separate class or series.  The holders of the Series F Preferred Stock shall be entitled to vote separately as a class on any (a) proposed amendment to this Certificate of Designations, Preferences and Rights of Series F Preferred Stock (the “Statement”) which would increase or decrease the aggregate number of authorized shares of Series F Preferred Stock, (b) proposal to create a new class of shares having rights and preferences equal to or having priority over the Series F Preferred Stock or (c) proposed amendments of this Statement that could adversely affect the powers, preferences, participations, rights, qualifications or restrictions of the Series F Preferred Stock.  Any matter on which the holders of the Series F Preferred Stock are entitled to vote as a class requires the affirmative vote of holders owning a majority of the issued and outstanding shares of Series F Preferred Stock.

3.                                       Liquidation Preference.

(a)                                  Series F Preferred Stock.  Upon the occurrence of a Liquidating Event (as defined below), whether voluntary or involuntary, the holders of the Series F Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders or from the proceeds from such Liquidating Event, and prior to and in preference to any payment or distribution made in respect of the Common Stock of the Corporation or the Corporation’s Series E Preferred Stock, $100.00 in cash, securities or other property (based upon the Market Price thereof for such securities and the fair market value thereof for such other property, in each case calculated as of the date of such Liquidating Event) for each share of Series F Preferred Stock (together with all accrued and unpaid dividends thereon) (the “Series F Liquidation Preference”).  If, upon such Liquidating Event, the assets distributable to the holders of the Series F Preferred Stock shall be insufficient to permit the payment in full of the Series F

Liquidation Preference, the assets of the Corporation shall be distributed to the holders of the Series F Preferred Stock ratably until the holders shall have received the full amount to which they would otherwise be entitled.

(b)                                 Valuation of Securities.  For purposes of this Section 3, if any asset distributed to shareholders upon the occurrence of any Liquidating Event consists of property other than cash or securities, the value of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation.  Any securities to be delivered pursuant to this Section 3 shall be valued as follows:

(i)                                     Securities not subject to an investment letter or other similar restrictions on free marketability covered by Section 3(b)(ii) hereof shall be valued at the Market Price (as defined below); and

(ii)                                  Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued at an appropriate discount from the Market Price, as reasonably determined by the Board of Directors in good faith, to reflect the adjusted fair market value thereof.

For purposes of this Statement, “Market Price” of any security means the average of the closing prices of such security’s sales on the principal securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by NASD OTC Bulletin Board, or any similar successor organization, in each such case averaged over a period of five days consisting of the day prior to the day as of which Market Price is being determined and the four consecutive business days prior to such day.  If at any time such security is not listed on any securities exchange or quoted in the NASDAQ Stock Market or the over-the-counter market, the Market Price shall be the fair value thereof determined in good faith by the Corporation’s Board of Directors

(c)                                  Liquidating Event.  Any of the following shall be considered a “Liquidating Event”, and shall entitle the holders of the Series F Preferred Stock and the Common Stock to receive at the closing, in cash, securities or other property, amounts as specified in Sections 3(a) (valued as provided in Section 3(b) above):

(i)                                     any liquidation, dissolution or winding up of the Corporation; or

(ii)                                  a sale, lease or other disposition of all or substantially all the Corporation’s assets provided, however, that if the holders of a majority of the shares of Series F Preferred Stock so elect by giving written notice to the Corporation before the effective date of any such sale, lease or disposition that would otherwise be a Liquidating Event as defined herein, such sale, lease or other disposition or consolidation shall not be deemed a Liquidating Event and the provisions of Section 5(e) below shall apply

(d)                                 Notice of Liquidation Event.  The Corporation shall give to each holder at least thirty (30) days prior written notice of any Liquidating Event by delivery of such notice via first class mail, postage prepaid, at the holder’s address as set forth in the records of the Corporation; provided, however, that any holder of Series F Preferred Stock may convert its shares of Series F Preferred Stock to Common Stock at any time prior to the payment date stated in such notice.

4.                                       Redemption.  Except to the extent already converted pursuant to Section 5(a), the Company shall have the right, but not the obligation, to redeem any or all of the shares of the Series F Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series F Preferred Stock on the Original Issue Date, plus all accumulated but unpaid (whether or not declared) dividends.

5.                                       Conversion of Series F Preferred Stock.  Each holder of shares of Series F Preferred Stock shall have the right to convert such shares into shares of the Common Stock of the Corporation as follows:

(a)                                  Optional Conversion.  Any time after issuance, all or any portion of shares of the Series F Preferred Stock, at the option of the holders, may be converted into a number of fully paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock of the Corporation determined by multiplying the number of shares of Series F Preferred Stock to be converted times $100.00 and dividing the result by the Conversion Price (as defined below) then in effect.

(b)                                 Conversion Price.  The initial conversion price per share of Series F Preferred Stock (the “Conversion Price”) shall be equal to $0.10.

(c)                                  Subdivision or Combination of Common Stock.  In the event that the Corporation at any time or from time to time shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(d)                                 Extraordinary Event.  Prior to the consummation of any Extraordinary Event (as defined below), the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series F Preferred Stock then outstanding) to ensure that each of the holders of Series F

Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series F Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Extraordinary Event if such holder had converted its Series F Preferred Stock immediately prior to such Extraordinary Event.  In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series F Preferred Stock then outstanding) to ensure that the provisions of this Section 5 shall thereafter be applicable to the Series F Preferred Stock).  The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series F Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.  For purposes of this Section 5, “Extraordinary Event” means the occurrence or consummation of a transaction or series of related transactions (other than any such transaction that is treated as a Liquidating Event) resulting in:  (i) a merger, consolidation, sale or reorganization in which the Corporation or any of its subsidiaries is not the surviving corporation; or (ii) a sale, lease or exchange, directly or indirectly, of all or substantially all of the property and assets of the Corporation, whether or not in the ordinary course of business.

(e)                                  Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, stock dividend, partial liquidation, in kind dividend, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series F Preferred Stock in a manner consistent with the other provisions of this Certificate; provided, however, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series F Preferred Stock.

(f)                                    Conversion Procedure.

(i)                                     Except as otherwise provided herein, each conversion of Series F Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series F Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation (a “Conversion Date”).  At the time any such conversion has been effected, the rights of the holder of the shares converted as a holder of Series F Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(ii)                                  Notwithstanding any other provision hereof, if a conversion of Series F Preferred Stock is to be made in connection with an Extraordinary Event or any other transaction affecting the Corporation or any holder of Series F Preferred Stock, the conversion of any shares of Series F Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall be deemed to be effective immediately prior to the consummation of such transaction.

(iii)                               Promptly (and in any event within five (5) business days in the case of Section 5(f)(iii)(A) below) after a conversion has been effected, the Corporation shall deliver to the converting holder:

(A)                              a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(B)                                a certificate representing any shares of Series F Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(iv)                              The issuance of certificates for shares of Common Stock upon conversion of Series F Preferred Stock shall be made without charge to the holders of such Series F Preferred Stock for any issuance tax in respect thereof (so long as such certificates are issued in the name of the record holder of such Series F Preferred Stock) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.  Upon conversion of each share of Series F Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid with respect thereto), liens, charges and encumbrances with respect to the issuance thereof.

(v)                                 The Corporation shall not close its books against the transfer of Series F Preferred Stock or of Common Stock issued or issuable upon conversion of Series F Preferred Stock in any manner which interferes with the timely conversion of Series F Preferred Stock.  The Corporation shall assist and cooperate with any holder of such shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of such shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(g)                                 No Fractional Shares.  No fractional share shall be issued upon the conversion of any share or shares of Series F Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series F Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(h)                                 No Impairment.  The Corporation will not, by amendment of this Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this Section 5 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series F Preferred Stock against impairment.

(i)                                     Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series F Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series F Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Series F Preferred Stock.

(j)                                     Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose or determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series F Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend.

(k)                                  Reservation of Common Stock.  The Corporation shall, at all times when the Series F Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series F Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series F Preferred Stock.  Before taking any action which would cause the effective purchase price for the Series F Preferred Stock to be less than the par value of the shares of Series F Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such effective purchase price.

6.                                       Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York or State of New Jersey are authorized or required by law or other government action to close.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, $.01 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Original Issue Date” shall mean July 30, 2002.

“OTC” means the OTC Bulletin Board service.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsequent Market” means the New York Stock Exchange, Nasdaq SmallCap Market, American Stock Exchange or Nasdaq National Market.

“Trading Day” means (a) a day on which the shares of Common Stock are traded on the OTC or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are traded in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a) and (b) hereof, then Trading Day shall mean a Business Day.

7.                                       Retirement of Shares.  Any shares of Series F Preferred Stock redeemed, purchased or otherwise acquired by the Corporation shall be deemed retired and shall be cancelled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and rights to be signed by Michael A. Maltzman, its Executive Vice President and Chief Financial Officer this 30th day of July 2002.

Stratus Services Group, Inc.

By:	/s/ Michael A. Maltzman
Name:	Michael A. Maltzman
Title:	Executive Vice President and
Chief Financial Officer